Exhibit 99.2
Consent of Allen & Company LLC, financial advisors to PlanetOut
Board of Directors
PlanetOut Inc.
1355 Sansome Street
San Francisco, CA 94111
     We hereby consent to (i) the inclusion of our opinion letter, dated January 7, 2009, to the Board of Directors of PlanetOut Inc. as Annex A to the Joint Proxy Statement / Prospectus of Here Media Inc. forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Joint Proxy Statement / Prospectus under the captions entitled “SUMMARY – Opinions of PlanetOut’s Financial Advisors”, “THE PROPOSED BUSINESS COMBINATION – Background of the Proposed Business Combination”, “THE PROPOSED BUSINESS COMBINATION – PlanetOut’s Reasons for the Merger”, “THE PROPOSED BUSINESS COMBINATION – Opinion and Financial Analyses of Allen & Company LLC Presented to PlanetOut’s Board of Directors”, “THE PROPOSED BUSINESS COMBINATION – Opinion and Financial Analyses of Viant Capital LLC Presented to PlanetOut’s Board of Directors”, and “INFORMATION ABOUT PLANETOUT – Overview”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

ALLEN & COMPANY LLC

By: Name:	/s/ Ian G. Smith Ian G. Smith
Title:	Managing Director
New York, New York
January 13, 2009